                                             File No. 70-9167



                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                  POST-EFFECTIVE AMENDMENT NO. 1
                               TO
                            FORM U-1

                     APPLICATION/DECLARATION

                              UNDER

          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935




                   NEW ENGLAND ELECTRIC SYSTEM

            (Name of company filing this statement)


                        25 Research Drive
                 Westborough, Massachusetts 01582

            (Address of principal executive offices)



                   NEW ENGLAND ELECTRIC SYSTEM

   (Name of top registered holding company parent of applicant)






John G. Cochrane                   Kirk L. Ramsauer
Treasurer                          Associate General Counsel
25 Research Drive                  25 Research Drive
Westborough, Massachusetts 01582   Westborough, Massachusetts 01582

           (Names and addresses of agents for service)

     Form U-1 Application/Declaration dated January 28, 1998 (Commission's File No. 70-9167), as previously amended, is hereby further amended as follows:

Item 1.  Description of Proposed Transactions
---------------------------------------------

Item 1 is hereby amended by the addition of the following:

     New England Electric System (NEES) was created under the laws of The Commonwealth of Massachusetts by an Agreement and Declaration of Trust dated January 1, 1926, as amended, and is registered as a holding company under the Public Utility Holding Company Act of 1935 (the Act). At June 1, 1998, NEES had outstanding 62,893,786 shares. NEES also has 2,075,866 treasury shares, including 1,897,094 shares which were acquired as part of a share buyback plan announced in August 1997, and 85,030,348 authorized but unissued shares.

     As a result of the changes in the nature of the electric utility industry through the spread of wholesale and retail competition and the passage of legislation at the state level, the subsidiaries of NEES have contracted to sell their non-nuclear generating business. After completion of these transactions, the NEES Companies will consist primarily of transmission and distribution assets. In order to permit the System to grow and prosper by building on existing skills, the companies are exploring possible investments in "energy related companies" as defined in Rule 58(b) under the Act. In order to allow for "tax-deferred" or "tax-free" transactions for the current owners of the acquired companies, NEES is willing to consider the use of common shares in lieu of cash to make such investments.

     By Order dated March 25, 1998 (HCAR No. 26849), the Commission authorized NEES to issue, in one or more separate transactions, not exceeding one million common shares to be used to acquire the stock or assets of one or more energy related companies. To date, 75,455 shares were issued in connection with the acquisition of New England Water Heater Company. NEES is currently evaluating several additional transactions; should these additional transactions be consummated, NEES will require more than the 924,545 authorized shares remaining. Accordingly, NEES seeks to increase its authorization hereunder to issue, in one or more separate transactions from time to time but not later than December 31, 2002, to 2,000,000 common shares to be used to acquire stock or assets of one or more energy-related companies. The additional common shares may be newly issued shares, treasury shares, or shares purchased on the open market.

Item 2, Fees, Commissions and Expenses
--------------------------------------

     The estimated fees and expenses in connection with the proposed issuance and sale of the second one million shares are as follows:

          Filing fee for registration of the additional
          common shares under the Securities Act of 1933    $13,000

          Services of the New England Power Service
          Company (including counsel)*                       5,000

          Services of Coopers & Lybrand, L.L.C.,
          Certified Public Accountants                        5,000

          Services of transfer agent and registrar       2,000
                                                       -------

          Total Expenses                               $25,000

          * These include incidental services in connection herewith to be performed by New England Power Service Company (a wholly owned subsidiary of NEES) at the actual cost thereof. The New England Power Service Company is an affiliated service company operating pursuant to Section 13 of the Act and the Commission's rules thereunder.

Item 5.  Procedure
------------------

     It is requested that the Commission take action with respect to this Amendment without a hearing being held and that this statement become effective and be granted on or before August 17, 1998, or as soon thereafter as possible.

     The Company (1) does not request a recommended decision by a hearing officer, (2) does not request a recommended decision by any other responsible officer of the Commission, (3) hereby specifies that the Division of Corporate Regulation may assist in the preparation of the Commission's decision, and (4) hereby requests that there be no 30-day waiting period between the date of issuance of the Commission's order and the date on which it is to become effective.

Item 6.  Exhibits and Financial Statements
------------------------------------------

Item 6(a) "Exhibits" is hereby amended by adding the following exhibits:

         * C-1 Registration Statement (Form S-3), including all financial statements and exhibits thereto, which will be filed under the Securities Act of 1933 with reference to the second million additional shares

         *     F-1                 Opinion of Counsel

          H-1  Proposed Form of Notice

     * To be filed by amendment

Item 6(b) "Financial Statements" is hereby amended by adding the following statements:

          1-A Balance Sheet of NEES (Parent Company only) at March 31, 1998, Actual

        ** 1-B Statement of Income and Retained Earnings for NEES (Parent
               Company only) for twelve months ended March 31, 1998, Actual

          2-A  Consolidated Balance Sheet of NEES at March 31, 1998, Actual

        ** 2-B Statement of Consolidated Income for NEES for twelve months ended March 31, 1998, Actual

          27   Financial Data Schedule for NEES


     ** The proposed transactions will have no material, instant effect on the statements of income and retained earnings. Pro forma statements, therefore, are omitted.

                            SIGNATURE


     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 1 to Form U-1 Application/Declaration (Commission's File No. 70-9167) to be signed on its behalf, as indicated, by the undersigned officer thereunto duly authorized by such company.


                              New England Electric System


                                 s/John G. Cochrane

                              By
                                 John G. Cochrane
                                 Treasurer



Date: June 18, 1998



The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.